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                                                                  Exhibit 99.54

                              JOINT ACKNOWLEDGEMENT
                              ---------------------




This Acknowledgement is delivered in connection with the consulting agreement (the "Consulting Agreement") dated as of May 13, 1997 between First Dynasty Mines Armenia Limited (formerly Global Gold Armenia Limited) ("FD Armenia") and Robert A. Garrison ("Garrison").

FD Armenia and Garrison have agreed pursuant to section 3 of the Letter Agreement dated for reference the 24th day of July, 1998 between First Dynasty Mines, Global Gold Corporation, and Garrison to terminate the Consulting Agreement.

The undersigned hereby acknowledge that the Consulting Agreement is hereby terminated and, as such, all the rights, duties and obligations of each of FD Armenia and Garrison to each other arising out of or related to the Consulting Agreement are hereby terminated.

The undersigned also hereby acknowledge that each of FD Armenia and Garrison are hereby released and discharged absolutely and forever from any further obligations in respect of the Consulting Agreement.

Dated this  31st  day of  August, 1998.
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FIRST DYNASTY MINES ARMENIA LIMITED



Per:/s/ MP Randolph                             /s/ Robert Garrison
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         Authorized Signatory                   ROBERT A. GARRISON